CSX Announces Stock Split,
Dividend Increase, Share Buyback

Jacksonville, Fla. – May 4, 2011 – CSX Corporation (NYSE: CSX) today announced that its Board of Directors has approved a 3-for-1 stock split, a 38 percent increase in the quarterly dividend on its common stock, and a $2 billion share buyback program.

“These actions reflect the success of CSX and its confidence in the future,” said Michael J. Ward, chairman, president and chief executive officer. “They build upon the $2 billion investment CSX is making this year to meet the nation’s future transportation needs and drive long-term shareholder value.”

From the beginning of 2006 to the end of 2010, CSX invested $8.3 billion in its business, raised its dividend 300 percent, and repurchased $5.6 billion worth of shares.

“The financial strength of CSX has allowed the company to use a balanced approach to deploying cash while also improving its credit profile,” said Oscar Munoz, executive vice president and chief financial officer.

The new quarterly dividend of $0.36, or $0.12 on a post-split basis, is payable on June 15, 2011 to shareholders of record at the close of business on May 31, 2011. The stock split will be for all shareholders of record at the close of business on May 31, 2011 with a distribution date of June 15, 2011. The new share buyback program is authorized to begin immediately and is expected to be completed by year-end 2012. Under the program, the company may purchase shares from time to time on the open market, through block trades or otherwise.

Forward-looking Statements

This press release and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: the amount and timing of capital expenditures, the amount and timing of share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company’s success in implementing its financial and operational initiatives; (ii) unanticipated changes in the availability or deployment of capital; (iii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iv) legislative or regulatory changes; (v) the inherent business risks associated with safety and security; (vi) the outcome of claims and litigation involving or affecting the company; (vii) natural events such as severe weather conditions or pandemic health crises; and (viii) the inherent uncertainty associated with projecting economic, market or business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.